Exhibit 99.1

Gulfstream International Group, Inc. Reports Financial Results for Full Year and Fourth Quarter 2009

FORT LAUDERDALE, Fla., April 16, 2010 (GLOBE NEWSWIRE) -- Gulfstream International Group, Inc. ("Gulfstream") (NYSE Amex:GIA) today reported financial results for the fourth quarter of 2009. Key points include:

•
The operating loss for the year ended December 31, 2009 was $2.9 million, compared to an operating loss of $14.0 million for 2008, which included a $4.8 million loss on aircraft sales. The operating loss for the December 2009 quarter was $2.8 million, compared to an operating loss of $2.2 million for the comparable quarter of 2008.

•
The net loss for the year ended December 31, 2009 was $7.6 million, or $2.45 per diluted share, compared to a net loss of $14.8 million, or $5.00 per diluted share, for 2008. The net loss for the December 2009 quarter was $7.0 million, or $2.01 per diluted share, compared to a net loss of $5.9 million, or $1.99 per diluted share, for the comparable quarter of 2008.

•	The net loss for the December 2009 quarter included a $3.4 million tax charge to increase the valuation allowance to 100% of deferred tax assets.  The net loss for the December 2008 quarter included a similar tax charge of $4.0 million to establish a partial valuation allowance against deferred tax assets.

•
Revenue from the Cuba charter operation increased 103% to $3.6 million during the December 2009 quarter compared to the same period last year due to relaxation of travel restrictions earlier this year affecting Cuban Americans.

Commenting on Gulfstream's financial results for 2009 and its future strategy, David F. Hackett, President and Chief Executive Officer, stated, "The airline industry experienced an extremely challenging revenue environment in 2009 due to the recessionary economic environment. Reduced customer demand led to lower fares and declining unit revenue. During the second-half of 2009, Gulfstream also experienced significant discount pricing initiatives by competitors. The significant deterioration in its revenue environment, combined with rising fuel costs, resulted in greater than anticipated operating losses and increased pressure on its liquidity outlook. Our revenue metrics have shown steady improvement during the March 2010 quarter, as some competitive challenges have abated and the general economy has shown recent signs of  improvement."

"With respect to our current liquidity position, we raised over $4.0 million of additional capital during the past six months, and secured forbearance agreements from our senior secured lender and our principal aircraft lessor. These actions have allowed us to meet our near-term liquidity requirements and have provided sufficient time to initiate efforts currently underway to increase our equity capital base to support both long-term growth opportunities, as well as the purchase of our fleet of twenty-one (21) leased aircraft. We plan to continue to pursue strategic expansion opportunities in strong regional markets that capitalize on current industry changes by filling regional market voids with right-sized aircraft as major airlines continue to reduce capacity in smaller markets."

Fourth Quarter Revenue and Operations

Total revenue declined 6.3% to $20.5 million for the December 2009 quarter. Airline revenue for the December 2009 quarter, including passenger revenue and Essential Air Service revenue from DOT, declined 18.1% to $15.2 million from $18.5 million for the comparable quarter last year due primarily to declines in passenger demand and yields. Available seat miles (ASM) declined 0.7% for the December 2009 quarter compared to last year, and revenue passenger miles (RPM) declined 11.3%. The resulting load factor declined 5.9 points to 49.7% this quarter from 55.6% for the December 2008 quarter. The average passenger fare for the December 2009 quarter was $136.29, or 9.8% lower than the $151.02 average fare for the comparable quarter of 2008.

Total operating expenses decreased by 3.3% to $23.2 million for the December 2009 quarter. Aircraft fuel expense declined 28.3% to $3.6 million for the December 2009 quarter due to a combination of capacity reductions and lower fuel prices. The average price per gallon for jet fuel was $2.27 for the December 2009 quarter, compared to $2.73 for the comparable quarter of 2008. Maintenance expense decreased 10.6% to $5.0 million for the December 2009 quarter compared to the same period last year, due primarily to lower parts and materials expense and fewer unplanned engine overhaul events.

About Gulfstream International Group, Inc.

Gulfstream is a regional air carrier based in Fort Lauderdale, Florida, operating for 20 years. The Company specializes in providing travelers with access to niche locations not typically covered by major carriers. Gulfstream International Airlines, Inc. operates approximately 150 scheduled flights per day, serving nine destinations in Florida, ten destinations in the Bahamas, five destinations from Cleveland under the Department of Transportation's Essential Air Service Program and charter service to Cuba and the Bahamas. For more information on the company, visit the company's website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: its business strategy; its value proposition; the market opportunity for its services, including expected demand for its services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expenses to its customers; certain projected financial obligations; estimates regarding capital requirements; and any other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions, are forward-looking statements. These statements relate to future events or future financial performance and only reflect management's expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in its relationships with employees or code share partners; availability and cost of funds for financing new aircraft and the ability to profitably manage its existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and its operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management's current expectations are contained in Gulfstream's filings with the Securities and Exchange Commission, including Part I, Item 1A, "Risk Factors," of its Annual Report on Form 10-K for the Year Ended December 31, 2009.

GULFSTREAM INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31		Years Ended December 31,
	2008	2009	2008	2009
Operating Revenues
Passenger revenue	$16,421	$13,040	$88,526	$59,753
Academy, charter and other revenue	5,462	7,464	16,730	27,551
Total Operating Revenues	21,883	20,504	105,256	87,304

Operating Expenses
Flight operations	2,964	4,363	12,859	15,005
Aircraft fuel	5,018	3,599	30,350	13,918
Maintenance	5,608	5,015	24,478	21,625
Passenger and traffic service	4,164	4,627	21,759	19,352
Aircraft rent	892	1,442	5,911	6,093
Promotion and sales	1,035	1,266	6,623	4,986
General and administrative	1,612	1,950	7,110	7,351
Depreciation and amortization	282	342	2,754	1,218
Intangible asset impairment	2,703	680	2,703	680
Loss on sale of equipment	(208)	--	4,754	--
Total Operating Expenses	24,070	23,284	119,301	90,228

Operating profit (loss)	(2,187)	(2,780)	(14,045)	(2,924)

Non-operating (expense) income
Interest expense	(763)	(665)	(1,306	(2,332)
Interest income	3	--	--	2
Other (expense) income	(109)	(96)	38	(265)
Total non-operating (expense) income	(869)	(762)	5	(2,595)

Profit (loss) before income tax provision (benefit)	(3,056)	(3,541)	(15,308)	(5,519)
Income tax provision (benefit)	2,835	3,443	(509)	2,032
Net profit (loss)	$(5,891)	$(6,984)	$(14,799)	$(7,551)

Net Income (Loss) per share:
Basic	$(1.99)	$(2.01)	$(5.00)	$(2.45)
Diluted	$(1.99)	$(2.01)	$(5.00)	$(2.45)

Shares used in calculating net income (loss) per share:
Basic	2,959	3,460	2,957	3,076
Diluted	2,959	3,460	2,957	3,076

GULFSTREAM INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of December 31,
	2008	2009
Assets
Current Assets
Cash and cash equivalents	$3,215	$2,260
Accounts receivable, net	4,205	3,426
Expendable parts and aircraft fuel	1,194	1,210
Prepaid expenses	648	1,135
Total Current Assets	9,262	8,031

Property and Equipment
Flight equipment	3,366	3,809
Other property and equipment	1,373	1,546
Less accumulated depreciation	(1,946)	(2,658)
Total Property and Equipment	2,793	2,697

Intangible assets, net	3,778	2,837
Deferred tax assets	2,032	--
Other assets	1,505	1,213
Total Assets	$19,370	$14,778

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$9,566	$12,694
Accounts payable - restructured, current portion	2,761	2,606
Long-term debt, current portion	529	3,864
Engine return liability, current portion	2,432	1,168
Air traffic liability	1,491	1,391
Deferred tuition revenue	728	929
Total Current Liabilities	17,507	22,652

Long Term Liabilities
Accounts payable, restructured, net of current portion	988	426
Long-term debt, net of current portion	2,850	--
Engine return liability, net of current portion	461	--
Warrant liability	2,229	2,639
Total Liabilities	24,035	25,717

Stockholders' Equity (Deficit)
Common stock	30	36
Additional paid-in capital	13,088	14,236
Common stock warrants	252	61
Accumulated deficit	(17,721)	(25,272)
Accumulated other comprehensive loss	(314)	--
Total Stockholders' Equity (Deficit)	(4,665)	(10,939)
Total Liabilities & Stockholders' Equity (Deficit)	$19,370	$14,778

CONTACT: Gulfstream International Group, Inc.
Robert M. Brown, Chief Financial Officer
954-985-1500 (x236)
www.gulfstreamair.com

Strategic Growth International, Inc.
Investor Relations:
Stan Altschuler
saltschuler@sgi-ir.com

Jennifer Zimmons
jzimmons@sgi-ir.com
212-838-1444
www.sgi-ir.com